EXHIBIT 99.1

             An Open Letter from William A. Wise

Dear Employees, Shareholders, and Neighbors:

At El Paso Corporation, we are dedicated-dedicated to our employees who have trusted us with their careers, to our shareholders who have invested in our businesses, and to our neighbors who live and work in the communities where we operate. We are also dedicated to providing you-our friends, neighbors, employees, and shareholders-with the facts.

On September 23, 2002 an Administrative Law Judge with the
Federal Energy Regulatory Commission issued a proposed decision that, in part, concluded that El Paso Natural Gas
(EPNG) withheld pipeline capacity from California, the effect of which was to raise gas prices in California. I want you to know, in no uncertain terms, EPNG did not withhold capacity to California, and we did not take any action to manipulate gas prices in the state.

The Judge's proposed decision was based on the premise that, over the relevant five-month period, EPNG did not consistently operate its pipeline at or near its Maximum Allowable Operating Pressure on a continuous basis and did not appropriately schedule two maintenance events. Maximum Allowable Operating Pressure is a safety limit, not an operating requirement. Requiring a pipeline to operate at or near its Maximum Allowable Operating Pressure on a sustained basis without regard to safety or operational considerations is akin to requiring all motorists to drive at 65 miles an hour at all times, regardless of road and weather conditions. The two maintenance events that were criticized-out of hundreds undertaken during the relevant period-were scheduled for safety and/or reliability reasons. The simple truth is that EPNG provided as much pipeline capacity to California as it possibly could, subject only to safety and reliability concerns and practical limitations.

We will vigorously challenge the Judge's finding and are confident of ultimate vindication-because we are right. As we fight the proposed decision, El Paso will continue to build on its position as North America's leading natural gas service provider. We are a company rich in hard assets. We own and operate the largest pipeline network in the United States and the second largest U.S. gas gathering and processing business. El Paso is the most active driller of natural gas wells in North America, and we are building a leading U.S. liquefied natural gas franchise. El Paso is moving forward with the business of energy, using our asset base and expertise to explore for, produce, and deliver natural gas.

At El Paso, we always strive to do the right thing, and we are proud of that fact. I extend my appreciation and thanks to the thousands of El Paso employees-on platforms and plant floors, at production sites and pipeline locations, and in offices across the country-who remain dedicated to the safe operation of our facilities. We will always place safety and reliability ahead of economic and market considerations and hold ourselves to the highest ethical standards in our day-to-day business. At El Paso, these values have been and will always be the core of our company.

Respectfully,
William A. Wise
Chairman of the Board and Chief Executive Officer